Exhibit 10.2

May 1, 2014

Robert Alvarez

Dear Robert,

On behalf of Bigcommerce, I am pleased to offer you a new position with us in a dual role as Chief Operating Officer & Chief Financial Officer. This is a full-time, exempt position, reporting to myself, Eddie Machaalani. If this offer is accepted, the effective date for this position will be May 1, 2014.

Salary: The position will be salaried, exempt with a beginning annualized salary of $350,000. This is payable semi-monthly on the Company's regular payroll dates of the 5th and 20th of the month for as long as you remain an active, full-time employee. Your variable compensation (bonus) plan will continue. Your target will be 30% of base salary, which is $105,000 annually (paid quarterly at $26,250 per quarter). Please refer to the 2014 Executive Management Performance Bonus Plan, attached herein, for further details.

Equity: Subject to the approval of the Company's Board of Directors, you will be granted 200,000 Incentive Stock Options under the Company's stock option plan to purchase shares of the Company's Common Stock (the "Option Shares") at a price per share equal to the fair market value of shares as determined by the Board of Directors. Your Incentive Stock Option will vest as 25% of the shares subject to such award on the first anniversary of the Vesting Start Date and in equal monthly installments thereafter over a total vesting period of four years, provided you remain an employee of the Company.

In the event that there is a Change of Control (as defined below) all of your remaining unvested Option Shares shall be accelerated and immediately become vested and exercisable. For purposes of the foregoing, "Change of Control" shall mean: the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of !he Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) other than on IPO, any other transfer or series of related transfers of the outstanding shores of capital stock of the Company after which the holders of the Company's outstanding voting power immediately prior to such transaction or transactions do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction or (iv) the complete or partial liquidation or dissolution of the Company.

A condition to the issuance of your stock will be your execution and delivery to the company of the stock option agreement. Other details on options will be provided at a later date.

Benefits: Your eligibility for and enrollment in our company benefit plans will remain unchanged.

At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will continue to be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment.

We are pleased to offer you this exciting opportunity and hope that you find it rewarding and fulfilling. To acknowledge your acceptance please return a signed copy of this letter to me so that it can be placed in your files.

Kindest regards,

/s/ Eddie Machaalani

Eddie Machaalani

Offer Letter Acknowledgement and Acceptance

Employee Acceptance:   /s/ Robert Alvarez   date:   5/15/14

1130S Four Points Drive, Building 2, 3rd Floor Austin, TX 78726

http://www.bigcommerce.com